Exhibit 99.1

BJ’s Restaurants, Inc. Reports Financial Results for the Second Quarter of Fiscal 2009

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--July 23, 2009--BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for the second quarter of fiscal 2009 that ended on Tuesday, June 30, 2009.

Total revenues for the second quarter of fiscal 2009 increased approximately 17% to $107.7 million compared to $92.2 million for the same quarter last year. Comparable restaurant sales decreased by 1.3% during the second quarter of fiscal 2009 compared to an increase of 0.6% during the same quarter last year. Net income and diluted net income per share for the second quarter of fiscal 2009 increased approximately 52% and 45%, respectively, to $4.4 million and $0.16, respectively, compared to the same quarter last year.

“Despite the ongoing difficult environment for consumer discretionary spending in general, and for dining out occasions in particular, BJ’s continued its forward momentum during the second quarter as evidenced by our favorable financial performance,” commented Jerry Deitchle, Chairman and Chief Executive Officer. “We were pleased that our comparable restaurant sales continue to outperform the widely-followed Knapp-Track™ benchmark survey for casual dining comparable sales, which is expected to report an estimated decrease of at least 6% for the second quarter.”

“While some casual dining concepts have adopted a ‘save your way to success’ strategy during the current recession, we continue to make prudent investments to further strengthen BJ’s competitive positioning as a higher quality, more differentiated and less ‘commoditized’ casual dining concept at a good value for the consumer,” said Deitchle. “During the quarter, we rolled out our most comprehensive menu update in many years, and our new menu and beverage creations have been well received by our guests. We also continue to make investments in technological toolsets and ‘quality fast’ operational systems that are intended to enable our restaurant operators to become even more productive and efficient in their four-wall execution. We currently expect that the tough economy will continue to keep pressure on our overall guest traffic for at least the remainder of 2009, particularly when considering that approximately two-thirds of our restaurants are located in states with unemployment rates that are currently higher than the national average. Nevertheless, BJ's will continue to work hard to control what we can control and to outperform our peers. With only 85 restaurants opened today, we remain confident in BJ’s ability to achieve steady market share gains over time in the estimated $80 billion casual dining segment of the restaurant industry."

The Company successfully opened one new restaurant at the end of the second quarter of fiscal 2009 in Mesquite, Texas. This new restaurant represents our third new restaurant opening to date during fiscal 2009. Seven additional new restaurants are under construction and we currently expect to open all of them before the end of 2009, thereby achieving our targeted 15% to 16% increase in total restaurant operating weeks for the year. The Company currently expects to open two new restaurants during the third quarter and five new restaurants during the fourth quarter. Investors are reminded that the actual number and timing of new restaurant openings for any given period is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its second quarter earnings release today, July 23, 2009, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the “Investors” page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 85 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (44), Texas (14), Arizona (5), Colorado (3), Oregon (2), Nevada (3), Florida (5), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives, future guest traffic, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of recent credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 44 of our current 85 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and servicemark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The forward-looking statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

Further information concerning the Company’s results of operations for second quarter 2009 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by August 9, 2009.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 30,		July 1,		June 30,		July 1,
	2009		2008		2009		2008

Revenues	$107,743	100.0%	$92,227	100.0%	$210,168	100.0%	$179,049	100.0%
Costs and expenses:
Cost of sales	26,824	24.9	23,026	25.0	52,265	24.9	44,923	25.1
Labor and benefits	37,428	34.7	32,490	35.2	73,723	35.1	63,161	35.3
Occupancy and operating	23,110	21.4	19,077	20.7	44,825	21.3	36,823	20.6
General and administrative	7,601	7.1	6,998	7.6	14,736	7.0	14,394	8.0
Depreciation and amortization	5,891	5.5	4,484	4.9	11,601	5.5	8,752	4.9
Restaurant opening	688	0.6	2,215	2.4	1,672	0.8	3,342	1.9
Loss on disposal of assets	–	–	299	0.3	–	–	351	0.2
Total costs and expenses	101,542	94.2	88,589	96.1	198,822	94.6	171,746	96.0
Income from operations	6,201	5.8	3,638	3.9	11,346	5.4	7,303	4.0

Other income:
Interest income, net	67	0.1	375	0.4	143	0.1	1,026	0.6
Other income, net	47	0.0	61	0.1	196	0.1	201	0.1
Total other income	114	0.1	436	0.5	339	0.2	1,227	0.7
Income before income taxes	6,315	5.9	4,074	4.4	11,685	5.6	8,530	4.7

Income tax expense	1,926	1.8	1,181	1.3	3,537	1.7	2,517	1.4

Net income	$4,389	4.1%	$2,893	3.1%	$8,148	3.9%	$6,013	3.3%

Net income per share:
Basic	$0.16		$0.11		$0.30		$0.23

Diluted	$0.16		$0.11		$0.30		$0.23

Weighted average number of shares outstanding:
Basic	26,739		26,361		26,736		26,359

Diluted	27,128		26,707		27,017		26,719

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Balance Sheet Data (end of period):	June 30, 2009 (unaudited)	December 30, 2008 (audited)

Cash and cash equivalents	$12,732	$8,852

Investments (1)	$29,783	$30,617

Total assets	$352,946	$335,209

Total long-term debt, including current portion	$7,000	$9,500

Shareholders’ equity	$243,181	$232,277

(1) Investments are comprised of auction rate securities classified as available for sale and recorded at their fair value as of June 30, 2009 and December 30, 2008.
Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 30,		July 1,		June 30,		July 1,
	2009		2008		2009		2008
Stock based compensation (2)
Labor and benefits	$228	0.2%	$221	0.2%	$501	0.2%	$429	0.2%
General and administrative	601	0.6	617	0.7	1,207	0.6	1,225	0.7
Total stock based compensation	$829	0.8%	$838	0.9%	$1,708	0.8%	$1,654	0.9%

Unaudited Operating Data (3)
Comparable restaurant sales % change	-1.3%		0.6%		-0.7%		0.4%
Restaurants opened during period	1		4		3		6
Restaurants open at period-end	85		73		85		73
Restaurant operating weeks	1,092		914		2,163		1,808

(2) Percentages represent percent of total revenues.

(3) Excludes the one licensed restaurant.

CONTACT:
BJ’s Restaurants, Inc.
Greg Levin, 714-500-2400